Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of August 1, 2005 among Alltel Corporation, a Delaware corporation (“Alltel”), Western Wireless LLC, a Washington limited liability company and a wholly-owned subsidiary of Alltel (“Purchaser”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).
     WHEREAS, Western Wireless Corporation, a Washington corporation (“Western Wireless”), executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of June 11, 2003, providing for the issuance of the 4.625% Senior Notes due 2023 (the “Securities”);
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of January 9, 2005, among Western Wireless, Purchaser and Alltel (the “Merger Agreement”) Western Wireless was merged (the “Merger”) into Purchaser, with Purchaser surviving the Merger;
     WHEREAS, the Merger complies with the provisions of Section 5.01 of the Indenture;
     WHEREAS, Purchaser and Alltel propose in and by this First Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to the Securities issued thereunder;
     WHEREAS, Section 9.01(iii) of the Indenture permits Purchaser and the Trustee to amend the Indenture without prior notice to or consent of any holder of Securities for the purposes of evidencing the succession of another person to Western Wireless and providing for the assumption by such successor of the covenants and obligations of Western Wireless thereunder and in the Securities as permitted by Section 5.01 of the Indenture;
     WHEREAS, Purchaser and Alltel have requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make the assumption provided for herein the valid obligations of Purchaser and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.
     NOW THEREFORE, Purchaser, Alltel and the Trustee hereby agree that the following Sections of this First Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:
     SECTION 1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Indenture.
     SECTION 2. The Guarantee.
     (a) Alltel irrevocably and unconditionally guarantees (the “Guarantee”), to each holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities, and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities.
     (b) Alltel further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.
     (c) The obligation of Alltel to make any payment hereunder may be satisfied by causing the Company to make such payment.
     SECTION 3. The Assumption. Purchaser, as the surviving entity in the Merger, expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest and Additional Amounts, if any, on all of the Securities and the performance of every covenant of the Securities and the Indenture and the Registration Rights Agreement on the part of the Western Wireless to be performed or observed.
     SECTION 4. Amendment of Certain Provisions of the Indenture.
     (a) Definitions.
     (1) The definition of “Board of Directors” is hereby deleted in its entirety and replaced with the following:
     “ ‘Board of Directors’ means the Board of Directors of Alltel or any authorized committee of the Board of Directors.”
     (2) The definition of “Common Stock” is hereby deleted in its entirety and replaced with the following:
     “ ‘Common Stock’ means the common stock, par value $1.00 per share, of Alltel as it exists on the date of the First Supplemental Indenture or any other Capital Stock of Alltel into which the Common Stock shall be reclassified or changed.”
     (3) The definition of “Company” is hereby deleted in its entirety and replaced with the following:
     “ ‘Company’ means Western Wireless LLC (as successor-by-merger to Western Wireless Corporation), a Washington limited liability company and wholly-owned subsidiary of Alltel, until a successor replaces it in accordance with Article 5 and thereafter means the successor. References to the Company shall not include any Subsidiary.”
     (4) The definition of “Fundamental Change” is hereby deleted in its entirety and replaced with the following:
     “ ‘Fundamental Change’ means the occurrence of: (i) any transaction or event (whether by means of an exchange offer, liquidation, tender offer,

consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration which is not all or substantially all Capital Stock that: (a) is (or, upon consummation of or immediately following such transaction or event, which will be) listed on a United States national securities exchange or (b) approved (or, upon consummation of or immediately following such transaction or event, which will be approved) for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices; or (ii) any event in which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Alltel and any person or group that includes or is an Affiliate of Alltel, is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of all shares of the Capital Stock of the Company that is entitled to vote generally in elections of directors.”
     (5) The definition of “Issue Date” is hereby deleted in its entirety and replaced with the following:
     “ ‘Issue Date’ means August 1, 2005.”
     (6) The definition of “Officer” is hereby deleted in its entirety and replaced with the following:
     “ ‘Officer’ means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Executive Vice President, Senior Vice President or Vice President (whether or not designated by a number or numbers or word or words before or after the title “Vice President”), the Treasurer, the Secretary and any Assistant Treasurer or any Assistant Secretary of the Company or Alltel, as applicable.”
     (7) The definition of “Officers’ Certificate” is hereby deleted in its entirety and replaced with the following:
     “ ‘Officers’ Certificate’ means a certificate signed by two Officers, one of whom is the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Company or Alltel, as applicable.”
     (8) Addition of Certain Definitions to the Indenture. Section 1.01 of the Indenture is hereby amended to add the following defined terms:
     “Alltel” means Alltel Corporation, a Delaware corporation.

     “Cash Conversion Payment” has the meaning set forth in Section 11.01.
     “Shares Portion of the Conversion Rate” has the meaning set forth in Section 11.01.
     “Supplemental Indenture” means the first supplemental indenture with respect to the Indenture and the Securities that is dated as of August 1, 2005 and is by and among the Company, Alltel and the Trustee.
     (b) Amendments to Articles 4 and 5.
     (1) Section 4.05 of the Indenture is hereby deleted in its entirety and replaced with the following:
     “Subject to Article 5, each of the Company and Alltel will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that each of Alltel and the Company shall not be required to preserve any such right or franchise if its Board of Directors in good faith shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holder of Securities.”
     (2) Section 5.01(a)(ii)(1) of the Indenture is hereby amended by deleting therefrom the words “limited liability corporation” and replacing them with “limited liability company”.
     (c) Amendments to Section 10.10.
     (1) The Company’s address set forth in the third paragraph of Section 10.10 is deleted in its entirety and replaced with the following:
“Western Wireless LLC
One Allied Drive
Little Rock, Arkansas 72202
Attn: Chief Financial Officer
Telecopy: (501) 905-0962”
     (2) The last paragraph of Section 10.10 of the Indenture is amended and restated in its entirety as follows:
     “Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, Alltel will file with the Commission and furnish to the Trustee and the holders of Securities all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, respectively, including a ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ and, with respect to the annual consolidated financial statements only, a report thereon by the Alltel’s independent auditors. Alltel shall not be required to file any report or other information with the Commission if it does not permit such filing.”
     (d) Amendment to Article 11. Article 11 of the Indenture is amended and restated in its entirety to read as set forth in Annex A hereto.
     (e) Amendment of Form of Security. Paragraph 15 of Exhibit A to the Indenture is hereby amended to the form attached hereto as Annex B hereto.
     SECTION 5. Termination of Western Reports. The provisions of this First Supplemental Indenture are intended to, and shall have the effect of, terminating any obligation of Western Wireless or the Purchaser arising under the Indenture to (i) prepare such reports, information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and the rules and regulations promulgated thereunder and applicable to a U.S. corporation subject to such Sections and rules and regulations thereunder, (ii) prepare, on an annual basis, complete audited consolidated financial statements containing the information that otherwise would be required to be in annual financial statements filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) cause a copy of any such reports to be filed with the Trustee and mailed directly to each of the holders of the Securities, and (iv) file a copy of all such aforementioned information and reports with the SEC and make such information available to securities analysts and prospective investors upon request.
     SECTION 6. Concerning the Trustee. The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Purchaser and Alltel and not of the Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     SECTION 7. Indenture Confirmed. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein, and each is hereby ratified, approved and confirmed.
     SECTION 8. Governing Law. This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.
     SECTION 9. Counterparts. This First Supplemental Indenture may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.
     SECTION 10. Headings. The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.
     SECTION 11. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     SECTION 12. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto, their successors hereunder, and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

ALLTEL CORPORATION

By:	/s/ Francis X. Frantz

Name:	Francis X. Frantz
Title:	Executive Vice President and Secretary

WESTERN WIRELESS LLC

By:	/s/ Francis X. Frantz

Name:	Francis X. Frantz
Title:	Executive Vice President and Secretary

THE BANK OF NEW YORK, AS TRUSTEE

By:	/s/ Van K. Brown

Name:	Van K. Brown

Title:	Vice President

Annex A
ARTICLE 11
CONVERSION
     SECTION 11.01 Conversion Right.
     Subject to and upon compliance with the provisions of this Indenture, each holder of Securities shall have the right, at his or her option, at any time on or before the close of business on the last trading day prior to the Maturity Date (subject to the next paragraph), to convert the principal amount of any Security held by such holder, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into (a) $598.47 per $1,000 principal amount of Securities (the “Cash Conversion Payment”), plus (b) that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by multiplying (i) the principal amount of the Securities or portion thereof to be converted by (ii) a conversion rate of 34.6144 shares per $1,000 principal amount of Securities (as adjusted from time to time as provided in this Article, the “Shares Portion of the Conversion Rate;” and together with the Cash Conversion Payment, the “Conversion Rate”). The initial Shares Portion of the Conversion Rate is equivalent to a conversion price of $28.8897 per share (the “Conversion Price”). Payment of the Conversion Rate, including the delivery of Common Stock, will be made to holders surrendering Securities no later than the tenth business day following the applicable conversion date.
     Notwithstanding the foregoing paragraph, the holders’ right to conversion will terminate: (a) with respect to any Security or portion thereof which is called for redemption prior to the last trading day prior to the Maturity Date, on the close of business on the last trading day preceding the Redemption Date (unless the Company defaults in payment of the redemption price in which case the conversion right will terminate at the close of business on the date such default is cured) and (b) with respect to any Security or portion thereof subject to a duly completed election for repurchase, on the close of business on the 30th day after the date of the Fundamental Change Notice (unless the Company defaults in the payment due upon repurchase or such holder elects to withdraw the submission of such election to repurchase in accordance with Section 3.14).
     A holder of Securities is not entitled to any rights of a holder of Common Stock until such holder of Securities has converted his or her Securities to Common Stock, and only to the extent such Securities are deemed to have been converted to Common Stock under this Article 11.
     SECTION 11.02 Conversion Procedure.
     To convert a Security, a holder must satisfy the requirements in paragraph 15 of the Securities. The date on which the holder satisfies all those requirements is the conversion date (the ‘Conversion Date’). Following the Conversion Date, Alltel shall deliver to the holder through the Conversion Agent cash and a certificate for the number of full shares of Common Stock issuable upon the conversion in accordance with Section 11.01. Alltel shall determine such full number of shares and the amounts of the required cash and shall set forth such information in an Officers’ Certificate delivered to the Conversion Agent. The Conversion Agent shall have no duties under this paragraph unless and until it has received such certificate.
     The person in whose name the certificate is registered shall be treated as a stockholder of record on and after the Conversion Date; provided, however, that no surrender of a Security on any date when the stock transfer books of Alltel shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the Conversion Rate in effect on the date that such Security shall have been surrendered for conversion, as if the stock transfer books of Alltel had not been closed. Upon conversion of a Security, such person shall no longer be a holder of such Security.
     Holders may surrender a Security for conversion by means of book-entry delivery in accordance with the regulations of the applicable book-entry facility.
     Except as described in the proceeding sentence, no payment or adjustment will be made upon conversion of any Securities for interest or Additional Amounts, if any, accrued on such Securities or for dividends on, or other distributions with respect to, any Common Stock issued. If Securities not called for redemption are converted during the period from the close of business on the Regular Record Date immediately preceding any Interest Payment Date through the close of business on the last trading day immediately preceding such Interest Payment Date, such Securities must be accompanied by payment, in funds acceptable to Alltel, of an amount equal to the interest and Additional Amounts, if any, otherwise payable on such Interest Payment Date on the principal amount of the Security then being converted.
     On conversion of a Security into shares of Common Stock, the accrued and unpaid interest and Additional Amounts, if any, attributable to the period from the Issue Date of the Security through the Conversion Date, with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the Cash Conversion Payment and the cash payment, if any, in lieu of fractional shares) in exchange for the Security being converted pursuant to the provisions hereof; and the fair market value of such shares of Common Stock (together with the Cash Conversion Payment and any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for the accrued cash interest and any Additional Amounts through the Conversion Date, and the balance, if any, of such fair market value of such Common Stock (and the Cash Conversion Payment any such cash payment in lieu of fractional shares) shall be treated as issued in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof. Notwithstanding the foregoing, accrued cash interest and any Additional Amounts will be payable upon conversion of Securities made concurrently with or after acceleration of Securities following an Event of Default.

     If the holder converts more than one Security at the same time, the number of shares of Common Stock and the aggregate Cash Conversion Payment issuable upon conversion shall be based on the aggregate principal amount of the Securities converted.
     Upon surrender of a Security that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder, a new Security in an authorized denomination equal in principal amount to the unconverted portion of the Security surrendered.
     SECTION 11.03 Fractional Shares.
     Alltel will not issue a fractional share of Common Stock upon conversion of a Security. Instead, Alltel will deliver cash for the value of the fractional share. The value of a fractional share shall be determined, to the nearest 1/1,000th of a share, by multiplying the Closing Sale Price of the Common Stock on August 1, 2005 by the fractional amount and rounding the product to the nearest whole cent (subject to adjustment for stock splits, stock dividends and similar events).
     SECTION 11.04 Taxes on Conversion.
     If a holder converts a Security, Alltel shall pay any documentary, stamp or similar issue or transfer tax or duties due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax or duty which is due because the holder requests the shares to be issued in a name other than the holder’s name and any income tax which is imposed on the holder as a result of the conversion. The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude the Company or Alltel from any tax withholding or directing the withholding of any tax required by applicable law or regulations.
     SECTION 11.05 Alltel to Provide Stock.
     Alltel shall, prior to issuance of any Securities under this Article 11, and from time to time as may be necessary, reserve out of its authorized Common Stock that is not outstanding a sufficient number of shares of Common Stock to permit the conversion of the Securities.
     All shares of Common Stock delivered upon conversion of the Securities shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim created by Alltel.
     SECTION 11.06 Adjustment for Change in Capital Stock.
     Except as set forth in Section 11.14, if, after the Issue Date of the Securities, Alltel:
     (a) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

     (b) subdivides its outstanding shares of Common Stock into a greater number of shares;
     (c) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock (other than Common Stock or rights, warrants or options for its Capital Stock);
     (d) combines its outstanding shares of Common Stock into a smaller number of shares; or
     (e) issues by reclassification of its Common Stock any shares of its Capital Stock (other than rights, warrants or options for its Capital Stock);
then the conversion privilege and the Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) in effect immediately prior to such action shall be adjusted so that the holder of a Security thereafter converted may (in addition to the Cash Conversion Payment) receive the number of shares or other units of Capital Stock of Alltel which such holder would have owned immediately following such action if such holder had converted the Security immediately prior to such action.
     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.
     SECTION 11.07 Adjustment for Rights Issue.
     Except as set forth in Sections 11.14 and 11.19, if, after the date of the First Supplemental Indenture, Alltel distributes any rights, warrants or options to all holders of its Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase shares of Common Stock at a price per share less than the Closing Sale Price of the Common Stock as of the Time of Determination, the Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) shall be adjusted in accordance with the formula:

R (O + N)
R’ =
(O + ((N x P)/M)
where:
     R’ = the adjusted Shares Portion of the Conversion Rate.
     R = the current Shares Portion of the Conversion Rate.
     O = the number of shares of Common Stock outstanding on the record date for the distribution to which this Section 11.07 is being applied.
     N = the number of additional shares of Common Stock offered pursuant to the distribution.

     P = the offering price per share of the additional shares.
     M = the Average Sale Price, minus, in the case of (i) a distribution to which Section 11.06(c) applies or (ii) a distribution to which Section 11.08 applies, for which, in each case, (x) the record date shall occur on or before the record date for the distribution to which this Section 11.07 applies and (y) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.07 applies, the fair market value (on the record date for the distribution to which this Section 11.07 applies) of:
     (i) the Capital Stock of Alltel distributed in respect of each share of Common Stock in such Section 11.06(c) distribution; and
     (ii) the assets of Alltel or debt securities or any rights, warrants or options to purchase securities of Alltel distributed in respect of each share of Common Stock in such Section 11.08 distribution.
     The Board of Directors of Alltel shall determine fair market values for the purposes of this Section 11.07.
     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this Section 11.07 applies. If all of the shares of Common Stock subject to such rights, warrants or options have not been issued when such rights, warrants or options expire, then the Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) shall promptly be readjusted to the Shares Portion of the Conversion Rate (or Conversion Price) which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants or options.
     No adjustment shall be made under this Section 11.07 if the application of the formula stated above in this Section 11.07 would result in a value of R’ that is equal to or less than the value of R.
     SECTION 11.08 Adjustment for Other Distributions.
     (a) Subject to Section 11.08(b), if, after the date of the First Supplemental Indenture, Alltel distributes to all holders of its Common Stock any of its assets excluding distributions of Capital Stock or equity interests referred to in Section 11.08(b), or evidence of indebtedness or any rights, warrants or options to purchase securities of Alltel (including securities or cash, but excluding (x) distributions of Capital Stock referred to in Section 11.06 and distributions of rights, warrants or options referred to in Section 11.07 and (y) cash dividends or other cash distributions that are paid out of consolidated current net earnings or earnings retained in the business as shown on the books of Alltel unless such cash dividends or other cash distributions are Extraordinary Cash Dividends), the Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) shall be adjusted, subject to the provisions of Section 11.08(d), in accordance with the formula:

R x M
R’=
M-F
where:
     R’ = the adjusted Shares Portion of the Conversion Rate.
     R = the current Shares Portion of the Conversion Rate.
     M = the Average Sale Price, minus, in the case of a distribution to which Section 11.06(c) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this Section 11.08 applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.08 applies, the fair market value (on the record date for the distribution to which such Section 11.06(c) applies) of any Capital Stock of Alltel distributed in respect of each share of Common Stock in such Section 11.06(c) distribution.
     F = the fair market value (on the record date for the distribution to which this Section 11.08 applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this Section 11.08 is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).
     The Board of Directors of Alltel shall determine fair market values for the purposes of this Section 11.08.
     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.08 applies.
     For purposes of this Section 11.08, the term “Extraordinary Cash Dividend “ shall mean any cash dividend or distribution with respect to the Common Stock the amount of which, together with the aggregate amount of cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, exceeds the threshold percentage set forth in item (i) below. For purposes of item (i) below, the “Ex-Dividend Measurement Period” with respect to a cash dividend on the Common Stock shall mean the 365 consecutive day period ending on the date prior to the Ex-Dividend Time with respect to such cash dividend, and the “Relevant Cash Dividends” with respect to a cash dividend on the Common Stock shall mean the cash dividends on the Common Stock with Ex-Dividend Times occurring in the Ex-Dividend Measurement Period.
     (i) If, upon the date prior to the Ex-Dividend Time with respect to a cash dividend on the Common Stock, the aggregate amount of such cash dividend together with the amounts of all Relevant Cash Dividends exceeds on a per share basis 5% of the Closing Sale Price of the Common Stock on the last trading day preceding the date of declaration by the Board of Directors of the cash dividend or distribution with respect to which this provision is being applied, then such cash dividend together with all Relevant Cash Dividends, shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 11.08, the value of “F” shall be equal to (y) the aggregate amount of such cash dividend together with the amount of all Relevant Cash Dividends, minus (z) the aggregate amount of all Relevant Cash Dividends for which a prior adjustment in the Shares Portion of the Conversion Rate (and Conversion Price) was previously made under this Section 11.08.
     In making the determinations required by item (i) above, the amount of cash dividends paid on a per share basis and the amount of any Relevant Cash Dividends specified in item (i) above, shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section 11.06.
     (b) If, after the date of the First Supplemental Indenture, Alltel pays a dividend or makes a distribution to all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of Alltel, the Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) shall be adjusted in accordance with the formula:
R’ = R x (1 + F/M)
where:
     R’ = the adjusted Shares Portion of the Conversion Rate.
     R = the current Shares Portion of the Conversion Rate.
     M = the average of the Closing Sale Prices of the Common Stock for the ten trading days commencing on and including the fifth trading day after the date on which “exdividend trading” commences for such dividend or distribution on The Nasdaq National Market or such other national or regional exchange or market which such securities are then listed or quoted (the “Ex-Dividend Date”).
     F = the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 11.08(b) applies shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those securities distributed for the ten (10) trading days commencing on and including the fifth trading day after the Ex-Dividend Date.
     (c) In the event that, with respect to any distribution to which Section 11.08(a) would otherwise apply, the difference between “M-F” as defined in the formula set forth in Section 11.08(a) is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 11.08(a) shall not be made and in lieu thereof the provisions of Section 11.14 shall apply to such distribution.
     SECTION 11.09 When Adjustment May Be Deferred.
     No adjustment in the Shares Portion of the Conversion Rate (or Conversion Price) need be made unless the adjustment would require an increase or decrease of at least 1% in the Shares Portion of the Conversion Rate (or Conversion Price). Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment and all adjustments that are made and carried forward shall be taken in the aggregate in order to determine if the 1% threshold is met.
     All calculations under this Article 11 shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.
     SECTION 11.10 When No Adjustment Required.
     No adjustment in the Shares Portion of the Conversion Rate (or Conversion Price) need be made for a transaction referred to in Sections 11.06, 11.07, 11.08 or 11.14 if holders of Securities are to participate in the transaction on a basis and with notice that the Board of Directors of Alltel determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. Such participation by holders of Securities may include participation upon conversion provided that an adjustment shall be made at such time as the holders of Securities are no longer entitled to participate.
     No adjustment need be made for rights to purchase Common Stock pursuant to an Alltel plan for reinvestment of dividends or interest.
     No adjustment need be made for a change in the par value or no par value of the Common Stock.
     To the extent the Securities are or become convertible pursuant to this Article 11 into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.
     No adjustment will be made pursuant to this Article 11 that would result, through the application of one or more provisions hereof, in the duplication of any adjustment.
     Except as expressly provided in this Article 11, no adjustment shall be made in respect of any issuance of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.
     SECTION 11.11 Notice of Adjustment.
     Whenever the Shares Portion of the Conversion Rate (or Conversion Price) is adjusted, the Company shall promptly mail to holders of Securities a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice, an Officers’ Certificate and a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Upon receipt by it of such notice, and at the written request of the Company, the Conversion Agent will promptly mail such notice to holders of Securities at the Company’s expense. The certificate shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any holder desiring inspection thereof.
     SECTION 11.12 Reserved.

     SECTION 11.13 Notice of Certain Transactions.
     If:
     (a) Alltel takes any action that would require an adjustment in the Conversion Rate (and Conversion Price) pursuant to Sections 11.06, 11.07 or 11.08 (unless no adjustment is to occur pursuant to Section 11.10); or
     (b) Alltel takes any action that would require a supplemental indenture pursuant to Section 11.14; or
     (c) there is a liquidation or dissolution of Alltel;
then the Company shall mail to holders of Securities and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 20 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.
     SECTION 11.14 Reorganization of Alltel; Special Distributions.
     If Alltel is a party to a transaction described in Article 5 (other than a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Alltel in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash, property or other assets of Alltel or any other person) which reclassifies or changes its outstanding Common Stock, the person formed by or surviving any such consolidation or share exchange or into which Alltel is merged (if other than Alltel) or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Alltel as an entirety or substantially shall become obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Securities is an Affiliate of the successor Company, that issuer shall join in the supplemental indenture.
     The supplemental indenture shall provide that the holder of a Security may convert it only into the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation, merger, share exchange, sale, assignment, transfer, lease, conveyance or other disposition if such holder had converted the Security immediately before the effective date of the transaction, assuming (to the extent applicable) that such holder (i) was not a constituent person or an Affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing holders. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 11. The successor Company shall mail to holders of Securities a notice briefly describing the supplemental indenture.
     If this Section applies, none of Sections 11.06, 11.07 or 11.08 shall apply.

     If Alltel makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of Alltel that would otherwise (but does not) result in an adjustment in the Conversion Rate (or Conversion Price) pursuant to the provisions of Section 11.08, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a holder of a Security that converts such Security in accordance with the provisions of this Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Stock into which the Security is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted the Security immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.
     SECTION 11.15 Company or Alltel Determination Final.
     Any determination that the Company or Alltel or the Board of Directors of either thereof has the authority to make pursuant to this Article 11 is conclusive on the Trustee, Conversion Agent, all holders of Securities and all other interested parties; provided that such determination has been made in good faith.
     SECTION 11.16 Trustee’s Adjustment Disclaimer.
     The Trustee has no duty to determine when an adjustment under this Article 11 should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a supplemental indenture under Section 11.14 need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities. The Trustee shall not be responsible for the Company’s or Alltel’s failure to comply with this Article 11. Each Conversion Agent (other than the Company or an Affiliate of the Company) shall have the same protection under this Section 11.16 as the Trustee.
     SECTION 11.17 Simultaneous Adjustments.
     In the event that this Article 11 requires adjustments to the Conversion Rate (or Conversion Price) under more than one of Sections 11.06, 11.07 or 11.08, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 11.06, second, the provisions of Section 11.08 and, third, the provisions of Section 11.07.
     SECTION 11.18 Successive Adjustments.
     After an adjustment to the Conversion Rate (or Conversion Price) under this Article 11, any subsequent event requiring an adjustment under this Article 11 shall cause an adjustment to the Conversion Rate (or Conversion Price) as so adjusted.
     SECTION 11.19 Rights Issued in Respect of Common Stock Issued Upon Conversion.

     Each share of Common Stock issued upon conversion of Securities pursuant to this Article 11 shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (the “Rights”), if any, that all shares of Common Stock are entitled to receive in accordance with any rights agreement that may be in effect at the time of such issuance (a “Rights Agreement”) and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such Rights Agreement. Provided that such Rights Agreement requires that each share of Common Stock issued by Alltel (including those that might be issued upon conversion of Securities) at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this Article 11, there shall not be any adjustment to the conversion privilege or Conversion Rate (or Conversion Price) or any other term or provision of the Securities as a result of the issuance of Rights, the distribution of separate certificates representing the Rights, the exercise or redemption of such Rights in accordance with any such Rights Agreement, or the termination or invalidation of such Rights. Notwithstanding anything to the contrary herein, nothing in this provision is intended to confer on the Common Stock issuable upon conversion of Securities any right that is different than the rights to which all shares of Common Stock of Alltel are entitled to receive.

Annex B
     15. CONVERSION. Subject to and upon compliance with the provisions of the Indenture, each holder of Securities shall have the right, at his or her option, at any time on or before the close of business on the last trading day prior to the Maturity Date (subject to the next paragraph), to convert the principal amount of any Security held by such holder, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into $598.47 per $1,000 principal amount of Securities (the “Cash Conversion Payment”), plus that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by multiplying (i) the principal amount of the Securities or portion thereof to be converted by (ii) a conversion rate of 34.6144 shares per $1,000 principal amount of Securities (as adjusted from time to time as provided in the Indenture, the “Shares Portion of the Conversion Rate;” and together with the Cash Conversion Payment, the “Conversion Rate”). The initial Shares Portion of the Conversion Rate is equivalent to a conversion price of $28.897 per share (the “Conversion Price”).
     Notwithstanding the foregoing paragraph, the holders’ right to conversion will terminate: (a) with respect to any Security or portion thereof which is called for redemption prior to the last trading day prior to the Maturity Date, on the close of business on the last trading day preceding the Redemption Date (unless the Company defaults in payment of the redemption price in which case the conversion right will terminate at the close of business on the date such default is cured) and (b) with respect to any Security or portion thereof subject to a duly completed election for repurchase, on the close of business on the 30th day after the date of the Fundamental Change Notice (unless the Company defaults in the payment due upon repurchase or such holder elects to withdraw the submission of such election to repurchase in accordance with Section 3.14 of the Indenture).
     To convert a Security, a holder must surrender this Security to the Conversion Agent, accompanied by a completed and manually signed conversion notice a form of which is on the back of this Security (and if the shares of Common Stock to be issued on conversion are to be issued in any name other than that of the registered holder of this Security, furnish appropriate endorsements and transfer documents, in form satisfactory to Alltel, duly executed by the registered holder or its duly authorized attorney and pay all transfer and similar taxes) and, in case such surrender shall be made during the period from the close of business on the Regular Record Date immediately preceding any Interest Payment Date through the close of business on the last trading day immediately preceding such Interest Payment Date (unless this Security or the portion thereof being converted has been called for redemption on a date in such period), also accompanied by payment, in funds acceptable to Alltel, of an amount equal to the interest and Additional Amounts, if any, otherwise payable on such Interest Payment Date on the principal amount of the Security then being converted. Subject to the aforesaid requirement for a payment in the event of conversion after the close of business on a Regular Record Date immediately preceding an Interest Payment Date, no adjustment shall be made on conversion for any interest or Additional Amounts accrued hereon or for any dividends on Common Stock delivered on conversion.

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     Payment of the Conversion Rate will be made to holders surrendering Securities no later than the tenth business day following the Conversion Date. If an Event of Default (other than a default in a cash payment upon conversion of the Securities) has occurred and is continuing, neither the Company nor Alltel may pay cash upon conversion of any Security or portion of a Security (other than the Cash Conversion Payment and cash for fractional shares).
     The Shares Portion of the Conversion Rate (and, simultaneously, the Conversion Price) will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock of Alltel; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days of the record date for such distribution at less than the Closing Sale Price of the Common Stock at the Time of Determination; and distributions to such holders of Common Stock of assets or debt securities of Alltel or certain rights to purchase securities of Alltel (excluding certain cash dividends or distributions). However, no adjustment need be made if holders of Securities may participate in the transaction or in certain other cases.
     Alltel will not issue a fractional share of Common Stock upon conversion of a Security. A holder of a Security otherwise entitled to a fractional share will receive cash equal to the applicable portion of the Closing Sale Price of Common Stock on August 1, 2005, subject to adjustment for stock splits, stock dividends and similar events.
     No adjustment in the Shares Portion of the Conversion Rate (or Conversion Price) need be made unless the adjustment would require an increase or decrease of at least 1% in the Shares Portion of the Conversion Rate (or Conversion Price). Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment and all adjustments that are made and carried forward shall be taken in the aggregate in order to determine if the 1% threshold is met.

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